Exhibit 4.1
                     VWR SCIENTIFIC PRODUCTS CORPORATION
                 NON-EMPLOYEE DIRECTORS' RESTRICTED STOCK PLAN

                                  SECTION 1
                                   Purpose

      The purpose of this VWR SCIENTIFIC PRODUCTS CORPORATION NON-EMPLOYEE DIRECTORS' RESTRICTED STOCK PLAN ("Plan") is to provide an opportunity for certain non-employee directors of VWR SCIENTIFIC PRODUCTS CORPORATION ("Company") to increase their interests as shareholders of the Company, and thereby align their interests with other shareholders, by electing to receive stock subject to restrictions ("Restricted Stock") in lieu of payment of their annual cash retainer.

                                 SECTION 2
                              Administration

      The Plan shall be administered by the Board of Directors of the Company ("the Board"). No member of the Board shall be liable for any action or determination made in good faith with respect to the Plan.

                                 SECTION 3
                                Eligibility

      A director of the Company who is not also an officer or other employee of the Company or one of its subsidiaries, and who is not designated by EM Laboratories, Incorporated to be elected to the Board (an "Eligible Director") shall be eligible to participate in this Plan.

                                SECTION 4
                                  Stock

      The number of common shares of the Company, par value $ 1.00 per share ("Common Shares"), available under the Plan shall be 25,000 shares, subject to adjustment as hereinafter provided. Shares issuable under the Plan may be authorized but unissued shares or reacquired shares, as the Board may determine from time to time.

      Any shares of Restricted Stock which are forfeited shall continue to be available under the Plan.

                                SECTION 5
                             Restricted Stock

            (a) Election. Each Eligible Director may elect to receive Restricted Stock under the Plan in lieu of payment of his annual cash retainer with respect to up to three successive annual terms for which such retainer is payable (the "Annual Period"). Any such election shall

                         (i) be in writing;

                        (ii) be irrevocable;

                       (iii) state an effective date which shall be the first day of the Annual Period beginning on or after the date of such election (the "Effective Date"); and

                        (iv) apply to the cash retainer otherwise payable with respect to the Annual Period beginning on the Effective Date and, if so elected by the Eligible Director, the Annual Periods beginning on the date of the first and second annual meetings of shareholders following the Effective Date.

            (b) Issuance and Delivery of Certificates. As of the Effective Date of an Eligible Director's election pursuant to subsection
(a), the Company shall issue certificates representing Restricted Stock in the name of the Eligible Director. The number of shares of Restricted Stock to be issued (rounded up to a whole number of shares if necessary) shall be determined by dividing (i) the aggregate retainer deferred by the Eligible Director pursuant to the election described in subsection (a), by (ii) the Fair Market Value of Common Shares on the Effective Date. The term "Fair Market Value" shall mean the close price for the Common Stock as of 4:00 p.m. Eastern Time on the Effective Date on the principal trading exchange or national automated stock quotation system on which the Common Shares are traded or quoted.

               Certificates representing Restricted Stock shall bear a legend indicating that they are subject to the terms of the Plan and the Restricted Stock Agreement (as hereinafter defined) and that they may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and the Restricted Stock Agreement. Upon issuance of such certificates, the Eligible Director shall immediately execute a stock power or other instrument of transfer, appropriately endorsed in blank, to be held with the certificates by the Company pursuant to the terms of the Plan and the Restricted Stock Agreement.

            (c) Vesting Period. A portion of the Restricted Stock awarded under this Plan shall become vested on the day before the annual meeting of shareholders immediately following the Effective Date, and on each of the days immediately preceding the second and third annual meetings of shareholders following the Effective Date. The portion shall be a fraction, the numerator of which is one, and the denominator of which is the number of Annual Periods to which the Eligible Director's deferral election applies. Further, Restricted Stock shall become vested at the earliest of:

		            (i) the Eligible Director's death or disability
(within the meaning of section 22(e)(3) of the Internal Revenue
Code of 1986, as amended (the "Code"));

                 (ii) the Eligible Director's resignation or failure to stand for re-election with the consent of the Board (which shall mean approval of at least 80 percent of the directors voting, with the affected director abstaining), or any failure to be re-elected after being duly nominated; provided, however, that the number of shares of Restricted Stock which shall become vested shall be a pro rata portion of the remaining unvested shares determined by dividing (A) the full months served by the director since the last annual meeting of shareholders through the effective date of the resignation or failure to be re-elected, by (B) the remaining months covered by the Eligible Director's deferral election; or

                (iii) such date as the Board, in its sole discretion, determines, in case of such events as retirement, merger, consolidation, reorganization, tender offer, takeover bid, sale of assets, or dissolution.

            (d) Rights as a Shareholder Prior to Vesting. An Eligible Director shall be entitled to receive dividends paid on Restricted Stock issued in his name, shall have the right to vote such Restricted Stock, and shall have all other shareholder's rights with respect to such Restricted Stock, except that (1) the Eligible Director will not be entitled to delivery of the stock certificate, (2) the Company will retain custody of the Common Shares, and (3) the Restricted Stock will revert to the Company to the extent not vested under subsection (c) on the date the Eligible Director's service as a director of the Company shall terminate.

            (e) Restricted Stock Agreement. Each Eligible Director making an election described in subsection (a) shall enter into, and be bound by the terms of, a written document evidencing Restricted Stock issued in his name ("Restricted Stock Agreement").

                                  SECTION 6
                             Capital Adjustments

             The number of shares which may be issued under the Plan, as stated in Section 4 hereof, and the number of unvested shares of Restricted Stock issued hereunder shall, subject to the provisions of section 424(a) of the Code, be adjusted to reflect any stock dividend, stock split, share combination, or similar change in the capitalization of the Company. Such adjustments shall be made only as necessary to maintain the proportionate interests of Eligible Directors and preserve, without exceeding, the value of Restricted Stock.

                                  SECTION 7
                     Amendment or Discontinuance of the Plan

             At any time and from time to time, the Board may suspend or terminate the Plan or amend it, and may amend any Restricted Stock Agreements evidencing unvested Restricted Stock, in any respect whatsoever, except that the approval by the affirmative votes of holders of at least a majority of the shares present, or represented, and entitled to vote at a duly held meeting of shareholders of the Company shall be required for any amendment for which shareholder approval is required under the principal trading exchange or national automated stock quotation system on which the Common Shares are traded or quoted.

            Notwithstanding the foregoing, no such suspension, discontinuance or amendment shall materially impair the rights of any Eligible Director in whose name Restricted Stock has been issued without the consent of such Eligible Director.


                                  SECTION 8
                                Miscellaneous

            (a) Governing Law.  The Plan and the Restricted Stock
Agreements entered into hereunder, shall be governed by applicable federal law and otherwise by the laws of the Commonwealth of Pennsylvania.

            (b) Non-Transferability. Restricted Stock issued hereunder shall not be assignable or transferable by the Eligible Director otherwise than by will or by the laws of descent and distribution.

            (c) Listing and Registration of Shares. Restricted Stock shall be subject to the requirement that, if at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance of Restricted Stock or the vesting of shares thereunder, or that action by the Company or by the Eligible Director should be taken in order to obtain an exemption from any such requirement, no shares shall be delivered pursuant to the vesting of Restricted Stock, unless and until such listing, registration, qualification, consent, approval, or action shall have been effected, obtained, or taken under conditions acceptable to the Company. Without limiting the generality of the foregoing, each Eligible Director or his or her legal representative or beneficiary may also be required to give satisfactory assurance that shares "purchased" upon the vesting of Restricted Stock are being "purchased" for investment and not with a view to distribution, and certificates representing such shares may be legended accordingly.



             IN WITNESS WHEREOF, VWR SCIENTIFIC PRODUCTS
 CORPORATION has caused these presents to be duly executed, under seal, this 29 day of April, 1998.


                                    VWR SCIENTIFIC PRODUCTS
                                    CORPORATION


_____________________________       By:____________________________
David M. Bronson, Secretary            Jerrold B. Harris, Chief
                                       Executive Officer and President